UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 2, 2017

Date of Report (date of earliest event reported)

Nanometrics Incorporated

(Exact name of Registrant as specified in charter)

Delaware	000-13470	94-2276314
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1550 Buckeye Drive, Milpitas, California 95035

(Address of principal executive offices)

Registrant's telephone number, including area code: (408) 545-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 2, 2017, the Board of Directors of Nanometrics Incorporated appointed Robert Deuster to serve as a member of the Nanometrics Board of Directors.  Concurrently with his appointment, the Board increased the size of the Board from six (6) directors to seven (7) directors.

Mr. Deuster will receive compensation under Nanometrics’ compensation arrangements for non-employee directors, which currently include:  as a new non-employee director, upon appointment restricted stock units valued at $100,000 pro-rated to reflect the amount of time served before the next annual meeting of stockholders; an annual cash  retainer fee of $50,000 (pro-rated for a partial year of service for new directors); and restricted stock units valued at $100,000 to be granted on the date of Nanometrics’ annual meeting of stockholders and vest on the earlier of the first anniversary date of the grant or the date of the next annual meeting of stockholders.  In addition, Mr. Deuster is eligible to participate in Nanometrics’ self-funded Executive Reimbursement Plan and will enter into Nanometrics’ standard form of indemnity agreement.

If, in the future, Mr. Deuster is appointed to a committee of the Board, Mr. Deuster will receive additional cash compensation under Nanometrics’ compensation arrangements for non-employee directors, which currently include:  the Chairman of the Board, Audit Committee Chairman, Compensation Committee Chairman and Nominating and Governance Committee Chairman received an incremental $30,000, $20,000, $20,000 and $10,000 annual retainer, respectively, for serving in such capacities; and Committee members, other than the chairpersons, received an incremental $10,000 annual retainer for service on the Audit or Compensation Committee and an incremental $7,500 annual retainer for service on the Nominating and Governance Committee.  It has not yet been determined on which committees Mr. Deuster will serve.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 3, 2017	NANOMETRICS INCORPORATED

/S/ Jeffrey Andreson
Jeffrey Andreson Chief Financial Officer
Duly Authorized Officer